Exhibit 10.4

Execution Version

FIRST AMENDMENT TO AMENDED AND RESTATED LEASE
THIS FIRST AMENDMENT TO AMENDED AND RESTATED LEASE (this “First Amendment”), is made as of December 26, 2018, by and between Claudine Propco LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Landlord”), and Harrah’s Las Vegas, LLC, a Nevada limited liability company (together with its permitted successors and assigns, “Tenant”).
RECITALS
A.Landlord and Tenant are parties to that certain Amended and Restated Lease dated as of December 22, 2017 (the “Lease”) whereby Landlord leased to Tenant the property described in Exhibit B attached to the Lease and incorporated therein. Capitalized terms used in this First Amendment and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease; and
B.Landlord and Tenant desire to amend the Lease on the terms and conditions provided herein.
NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Parties do hereby stipulate, covenant and agree as follows:
1.Replacement of Definition of EBITDAR to Rent Ratio. The definition of “EBITDAR to Rent Ratio” in the Lease is hereby deleted in its entirety and replaced with the following:
““EBITDAR to Rent Ratio”: For any applicable Lease Year, as determined as of the Escalator Adjustment Date for such Lease year after giving effect to the proposed escalation on such date, the ratio of EBITDAR of Tenant for the applicable Trailing Test Period to Rent for such Lease Year. For purposes of calculating the EBITDAR to Rent Ratio, EBITDAR shall be calculated on a pro forma basis to give effect to any material acquisitions and material asset sales consummated by Tenant during any Trailing Test Period of Tenant as if each such material acquisition had been effected on the first day of such Trailing Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Trailing Test Period.
The Parties hereby acknowledge and agree that Section 8.8 of that certain Purchase and Sale Agreement by and among Chester Downs and Marina LLC, a Pennsylvania limited liability company, an Affiliate of Tenant, Chester Facility Holding Company, LLC, a Delaware limited liability company, an Affiliate of Tenant, and Philadelphia Propco LLC, a Delaware limited liability company, an Affiliate of Landlord, dated July 11, 2018 sets forth, among other things, criteria with respect to obtaining a private letter ruling issued by the Internal Revenue Service that will provide that Rent hereunder constitutes “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto, and other matters relating thereto, and such Section 8.8 is hereby incorporated herein by this reference, and accordingly, if a modification to the definition of “EBITDAR to Rent Ratio” is required pursuant to Section 8.8(c)(iv) of such Purchase and Sale Agreement, the Parties hereto agree to make such modification as therein provided.”
2.Amendment to Definition of Escalator. The ratio “1:6.1” in the definition of “Escalator” in the Lease is hereby deleted in its entirety and replaced with “1.6:1”.
3.Insertion of Defintion of Guarantor Reporting Company. Article II of the Lease is hereby revised to include the following defined term:
““Guarantor Reporting Company”: The Guarantor, or, to the extent the reporting obligations of the Guarantor are being satisfied by CEC (or other parent entity of CRC) pursuant to Section 23.1(b)(iii)(d) hereof, CEC (or other parent entity of CRC).”
4.Amendment to Definition of Rent. The term “Year 8-10 Variable Rent” in clauses (b)(ii)(B)(x) and (y) of the definition of “Rent” in the Lease is hereby deleted in its entirety and replaced with “Second Variable Rent Base Amount”.
5.Amendment to Section 23.1(b)(ii)(a) and Section 23.1(b)(iii)(a). Each of Sections 23.1(b)(ii)(a) and 23.1(b)(iii)(a) in the Lease are hereby amended by inserting the following at the end of such sections:
“, but if the Guarantor Reporting Company is not a reporting company under the Exchange Act, in no event later than five (5) Business Days before Landlord REIT’s applicable Form 10-K filing deadline”
6.Amendment to Section 23.1(b)(ii)(b) and Section 23.1(b)(iii)(b). Each of Sections 23.1(b)(ii)(b) and 23.1(b)(iii)(b) in the Lease are hereby amended by inserting the following at the end of such sections:
“, but if the Guarantor Reporting Company is not a reporting company under the Exchange Act, in no event later than five (5) Business Days before Landlord REIT’s applicable Form 10-Q filing deadline”
7.Amendment to Article XXXV. Landlord’s address in Article XXXV of the Lease is hereby deleted in its entirety and replaced with the following:
“c/o VICI Properties Inc.
430 Park Avenue, 8th Floor
New York, NY 10022
Attention: General Counsel
Email: corplaw@viciproperties.com”
8.Replacement of Section 36.1. Section 36.1 of the Lease is hereby deleted in its entirety and replaced with the following:

“36.1 Transfer of Tenant’s Property and Operational Control of the Facility. Upon the written request (an “End of Term Asset Transfer Notice”) of Landlord in connection with the expiration of this Lease on the Stated Expiration Date or the earlier termination of the Term, or of Tenant in connection with a termination of this Lease that occurs (i) on the Stated Expiration Date, or (ii) in the event Landlord exercises its right to terminate this Lease or repossess the Leased Property in accordance with the terms of this Lease and, provided in each of the foregoing clauses (i) or (ii) that Tenant complies with the provisions of Section 36.3, Tenant shall transfer (or cause to be transferred) upon the expiration of the Term, or as soon thereafter as Landlord shall request, the business operations (which will include a two (2) year transition license for Property Specific IP used at or in connection with the Facility) conducted by Tenant and its Subsidiaries at the Facility (including, for the avoidance of doubt, all Tenant’s Property relating to the Facility but excluding (x) each license, permit, sublease, concession or contract, the transfer of which would constitute a breach or default under or violate such license, permit, sublease, concession or contract and (y) all Intellectual Property (other than Property Specific IP to the extent provided in Section 36.4) (collectively, the “Excluded Items”) (collectively the “Successor Assets”) to a successor lessee or operator (or lessees or operators) of the Facility (collectively, the “Successor Tenant”) designated pursuant to Section 36.3 for consideration to be received by Tenant (or its Subsidiaries) from the Successor Tenant in an amount equal to the fair market value of such business operations (which will include a two (2) year transition license for the Property Specific IP used at or in connection with the Facility) conducted at the Facility and Tenant’s Property (including any Tenant Capital Improvements not funded by Landlord in accordance with Section 10.3 and excluding all Excluded Items) (the “Successor Assets FMV”) as negotiated and agreed by Tenant and the Successor Tenant; provided, however, that in the event an End of Term Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Tenant transfers the business operations conducted at the Facility and Tenant’s Property (but excluding the Excluded Items) to a Successor Tenant, Tenant shall (or shall cause its Subsidiaries, if applicable, to) continue to possess and operate the Facility (and Landlord shall permit Tenant to maintain possession of the Leased Property (including, if necessary, by means of a written extension of this Lease or license agreement or other written agreement) to the extent necessary to operate the Facility) in accordance with the applicable terms of this Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facility prior to the end of the Term (including, but not limited to, the payment of Rent hereunder) which shall be calculated as provided in this Lease, except, that for any period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, the Rent shall be a per annum amount equal to the sum of (A) the amount of the Base Rent hereunder during the

Lease Year in which the Expiration Date occurs, multiplied by the Escalator, and increased on each anniversary of the Expiration Date to be equal to the Rent payable for the immediately preceding year, multiplied by the Escalator, plus (B) the amount of the Variable Rent hereunder during the Lease Year in which the Expiration Date occurs (the period described in this proviso, the “Transition Period”). If Tenant and a potential Successor Tenant designated by Landlord cannot agree on the Successor Assets FMV within a reasonable time not to exceed thirty (30) days after receipt of an End of Term Asset Transfer Notice hereunder, then such Successor Assets FMV shall be determined, and Tenant’s transfer of the Successor Assets to a Successor Tenant in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 36.3.”
9.Replacement of Section 36.3. Section 36.3 of the Lease is hereby deleted in its entirety and replaced with the following:
“36.3    Determination of Successor Lessee and Successor Assets FMV. If not effected pursuant to Section 36.1, then the determination of the Successor Assets FMV and the transfer of Tenant’s Property (but excluding the Excluded Items) to a Successor Tenant in consideration for the Successor Assets FMV shall be effected by (i) first, determining in accordance with Section 36.3(a) the rent that Landlord would be entitled to receive from Successor Tenant assuming a lease term of the greater of (I) the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term) and (II) the lesser of (x) ten (10) years and (y) eighty percent (80%) of the then remaining useful life of the Facility (the “Successor Tenant Rent”), pursuant to a lease agreement containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease), (ii) second, identifying and designating in accordance with the terms of Section 36.3(b), a pool of qualified potential Successor Tenants (each, a “Qualified Successor Tenant”) prepared to lease the Facility at the Successor Tenant Rent and to bid for the business operations conducted at the Facility and Tenant’s Property (but excluding the Excluded Items), and (iii) third, in accordance with the terms of Section 36.3(c), determining the highest price a Qualified Successor Tenant would agree to pay for Tenant’s Property and setting such highest price as the Successor Assets FMV in exchange for which Tenant shall be required to transfer Tenant’s Property (but excluding the Excluded Items) and Landlord will enter into a lease with such Qualified Successor Tenant on substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease) with a term equal to the greater of (I) the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term)

and (II) the lesser of (x) ten (10) years and (y) eighty percent (80%) of the then remaining useful life of the Facility, for a rent calculated pursuant to Section 36.3(a) hereof. Notwithstanding anything in the contrary in this Article XXXVI, the transfer of the Successor Assets will be conditioned upon the approval of the applicable regulatory agencies of the transfer of the Gaming Licenses and any other Gaming assets to the Successor Tenant and/or the issuance of new Gaming Licenses as required by applicable Gaming Regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.
(a)    Determining Successor Tenant Rent. Landlord and Tenant shall first attempt to agree on the amount of Successor Tenant Rent that it will be assumed Landlord will be entitled to receive for a term of the greater of (I) the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term)and (II) the lesser of (x) ten (10) years and (y) eighty percent (80%) of the then remaining useful life of the Facility, and pursuant to a lease containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease). If Landlord and Tenant cannot agree on the Successor Tenant Rent amount within a reasonable time not to exceed sixty (60) days after receipt of an End of Term Asset Transfer Notice hereunder, then the Successor Tenant Rent shall be set as follows:
(i)    for the period preceding the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, then the annual Successor Tenant Rent shall be an amount equal to the annual Rent that would have accrued under the terms of this Lease for such period (assuming the Lease will have not been terminated prior to its natural expiration); and
(ii)    for the period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, then the Successor Tenant Rent shall be calculated in the same manner as Rent is calculated under this Lease (but in no event will the Rent be less than the Rent that would otherwise be payable under this Lease), provided, that for any period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, the Rent shall be a per annum amount equal to the sum of (A) the amount of the Base Rent hereunder during the Lease Year in which the Expiration Date occurs, multiplied by the Escalator, and increased on each anniversary of the Expiration Date to be equal to the Rent payable for the immediately preceding year, multiplied by the Escalator, plus (B) the amount of the Variable Rent hereunder during the Lease Year in which the Expiration Date occurs, subject to a reset at the end of the first subsequent five year period consistent with the Variable Rent adjustments performed under this Lease at the commencement of each Renewal Period, provided that if Tenant or an Affiliate of Tenant shall be the Successor Tenant, the Rent shall not be less than the Fair Market Rental Value.
(b)    Designating Potential Successor Tenants. Landlord will select one and Tenant will select three (for a total of up to four) potential Qualified Successor Tenants prepared to lease the Facility for the Successor Tenant Rent, each of whom must meet the criteria established for a Qualified Transferee (and none of whom may be Tenant or an Affiliate of Tenant (it being understood and agreed that there shall be no restriction on Landlord or any Affiliate of Landlord from being a potential Qualified Successor Tenant), except in the case of termination of the Lease on the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs). Landlord and Tenant must designate their proposed Qualified Successor Tenants within ninety (90) days after receipt of an End of Term Asset Transfer Notice hereunder. In the event that Landlord or Tenant fails to designate such party’s allotted number of potential Qualified Successor Tenants, the other party may designate additional potential Qualified Successor Tenants such that the total number of potential Qualified Successor Tenants does not exceed four; provided that, in the event the total number of potential Qualified Successor Tenants is less than four, the transfer process will still proceed as set forth in Section 36.3(c) below.
(c)    Determining Successor Assets FMV. Tenant will have a three (3) month period to negotiate an acceptable sales price for Tenant’s Property with one of the Qualified Successor Tenants, which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 36.3(b). If Tenant does not reach an agreement prior to the end of such three (3) month period, Landlord shall conduct an auction for Tenant’s Property among the four potential successor lessees, and Tenant will be required to transfer Tenant’s Property (but excluding the Excluded Assets) to the highest bidder.”
10.Replacement of Clause (a) of Article XL. Clause (a) of Article XL of the Lease is hereby deleted in its entirety and replaced with the following:
“(a)    The Parties intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent. If any Rent hereunder fails to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, the Parties will cooperate in good faith to amend this Lease such that no Rent fails to so qualify, provided that (i) such amendment shall not (w) increase Tenant’s monetary obligations under this

Lease by more than a de minimis extent, (x) increase Tenant’s non-monetary obligations under this Lease in any material respect, (y) decrease Landlord’s obligations under this Lease in any material respect or (z) diminish Tenant’s rights under this Lease in any material respect and (ii) Landlord shall reimburse Tenant for all reasonable and actual documented out-of-pocket costs and expenses (including, without limitation, reasonable and actual documented out-of-pocket legal costs and expenses) incurred by Tenant in connection with such amendment. For the avoidance of doubt, the Parties acknowledge and agree that each Party shall pay its own costs and expenses incurred in connection with any changes to the definition of “EBITDAR to Rent Ratio” in this Lease as provided in such definition.”
11.Miscellaneous.
a.This First Amendment shall be construed according to and governed by the laws of the jurisdiction which is specified by the Lease. The Parties hereby irrevocably submit to the jurisdiction of any court of competent jurisdiction located in such jurisdiction in connection with any proceeding arising out of or relating to this First Amendment.
b.If any provision of this First Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this First Amendment will remain in full force and effect.
c.Neither this First Amendment nor any provision hereof may be changed, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the Party against whom enforcement of such change, modification, waiver, waiver, discharge or termination is sought.
d.The paragraph headings and captions contained in this First Amendment are for convenience of reference only and in no event define, describe or limit the scope or intent of this First Amendment or any of the provisions or terms hereof.
e.This First Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.
f.This First Amendment may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be duly executed by their duly authorized representatives, all as of the day, month and year first above written.

LANDLORD:
Claudine Propco LLC,
a Delaware limited liability company

By: /s/David A. Kieske________________
Name: David A. Kieske
Title:     Treasurer

TENANT:
Harrah’s Las Vegas, LLC,
a Nevada limited liability company

By: /s/ Eric Hession__________________
Name: Eric Hession
Title: Treasurer

[Signature Page to First Amendment to Amended and Restated Lease]

ACKNOWLEDGED AND AGREED:

PROPCO TRS:

Propco TRS LLC,
a Delaware limited liability company

By: /s/David A. Kieske________________
Name: David A. Kieske
Title:     Treasurer

[Signature Page to First Amendment to Amended and Restated Lease]